EXHIBIT 99.1


On April 22, 2005, the Registrant issued the following news release:

     "AMERICAN OIL & GAS COMPLETES ACQUISITION OF TOWER COLOMBIA CORPORATION

     DENVER- American Oil & Gas, Inc. (OTC Bulletin Board: AOGI) today announced that it has closed its previously announced merger with Denver, Colorado based Tower Colombia Corporation. American acquired 100% of the outstanding common stock of Tower Colombia Corporation through issuance of 5.8 million shares of its restricted common stock. American obtained a Fairness Opinion from an independent investment banking firm prior to closing.

     "We are pleased to be able to report that we have now brought Tower Colombia under the same roof as American," said Andrew Calerich, President of American. "With this transaction, we have solidified our management and we have increased our ownership interests in a majority of our project areas. The experience and expertise of the new members of our team are invaluable as we enter the coming phases of growth."

     American has had strategic alliances with Tower and with Casper, Wyoming based North Finn, LLC, since American commenced its oil and gas exploration and production business in January of 2003. During the past two years, in large part due to these strategic alliances, American has increased its undeveloped acreage position from approximately 44,000 gross acres in three separate properties, to approximately 210,000 gross acres in seven separate projects.

The acquisition of Tower Colombia Corporation has increased American's working interest by 50% of its current ownership in the following Rocky Mountain based oil and gas projects:

     o The approximate 103,000 gross acre Douglas project, which includes the approximate 51,000 gross acre Fetter Field natural gas prospect where initial drilling is expected to commence within the next week,
     o The approximate 50,000 gross acre Krejci oil project where field operations are expected to continue in the 3rd quarter of 2005,
     o    The approximate 16,000 gross acre Bear Creek coalbed methane Project,
     o    The 6,400 gross acre West Rozel oil field project, and
     o A 5% carried interest in approximately 4,400 Powder River Basin coalbed methane acres.

     Upon completion of the merger, American will own a 75% working interest in the Douglas, Krejci, Bear Creek and West Rozel projects described above. American also will receive Tower's approximate 29% working interest in approximately 6,300 undeveloped acres located in the Carbon Basin of Wyoming.

     In addition to the projects described above, American owns varying working interests in 17,000 gross acres at the Big Sky Horizontal Bakken project where current production, net to the Company's interest, is now over 200 barrels of oil per day. American also owns 87.5% of the approximate 10,000 gross acre South Glenburn oil prospect, where an initial exploratory test well is currently drilling.

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     All three principals of Tower have signed five-year employment agreements with American. Pat O'Brien continues as Chief Executive Officer and as Chairman of American. Bob Solomon is Vice- President of American, responsible for oil and gas economic and financial evaluations and the acquisition and disposition of oil and gas assets. Kendell Tholstrom continues as a director of American and is also Vice-President, responsible for oil and gas operations.

Patrick O'Brien
Pat O'Brien was chief executive officer, president, co-founder and a director of Tower Colombia Corporation. Prior to co-founding Tower Colombia Corporation in 1995, Mr. O'Brien co-founded Tower Energy in 1984 and co-founded Tower Drilling Company in 1980. Mr. O'Brien began his career in the oil and gas industry with the Dowell Division of Dow Chemical Company where he engineered and supervised all phases of well stimulation and cementing. He joined the Colorado Interstate Gas Company in 1974 where he was responsible for the design, acquisition and development of company-owned gas storage fields. In 1980, Mr. O'Brien joined Montana Power Company as Senior Petroleum Engineer with the responsibility for design, long-range planning and performance economics for its exploration and development programs. Mr. O'Brien, who has over 30 years of oil and gas experience, received a B.S. in Petroleum Engineering from the Montana College of Mineral Science and Technology.

Bob Solomon
Prior to co-founding Tower Colombia Corporation in 1995, Bob Solomon worked at Sonat, Inc in the areas of strategic planning, acquisitions analysis and corporate development for Sonat's interstate gas pipeline and exploration subsidiaries. He also was employed in various engineering, supervisory and financial capacities for Homestake Mining Company, Colorado Interstate Gas Company, Ethyl Corporation and Atlanta Gas-Light Company. Mr. Solomon has a B.S. degree in Industrial Engineering from the Georgia Institute of Technology (Georgia Tech), and an MBA degree from Stanford University. Mr. Solomon has over 30 years of petroleum industry experience.

Kendell Tholstrom
Ken Tholstrom has been a principal of Tower Colombia Corporation and managed its oil and gas operations since 1995. He served as Vice President/General Manager for Presidio Oil Company from 1986 to 1995 where he managed an evaluation team that completed six major acquisitions totaling $460 million. His responsibilities included the day-to-day management of 35 office employees and 40 field employees. Mr. Tholstrom worked at Sabine Corporation from 1982 - 1986 as Division Operations Manager. He worked at Terra Resources 1977 - 1986 in various engineering and management positions and ARCO Oil & Gas from 1970 - 1972. Mr. Tholstrom received a B.S. in Petroleum Engineering in 1968 and an M.S. in Petroleum Engineering in 1970 from Montana Tech. He is a Registered Professional Engineer in Colorado and has over 30 years of petroleum industry experience.

     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.
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     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity."